EXHIBIT 23.1
                                                                    ------------

INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" in the Registration Statements of Network-1 Security Solutions, Inc. on (1) Form S-3 (registration # 333-81344 effective on February 22, 2002) , (2) Form S-3 (registration # 333-96189 effective on March 21, 2000) and (3) Form S-8 (registration # 333-93895 effective on December 30, 1999 as amended on June 28,
2001) and to the incorporation by reference therein of our report dated February 22, 2002, except for Note L[1] as to which the date is March 4, 2002 and Note L[2] as to which the date is March 25, 2002, with respect to our audit of the financial statements of Network-1 Security Solutions, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Richard A. Eisner & Company, LLP

New York, New York
April 1, 2002